Exhibit 99.2

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TOPS HOLDING LLC, TOPS MARKETS, LLC AND TOPS MARKETS II

CORPORATION ANNOUNCE RESULTS TO DATE OF THEIR TENDER OFFER AND

CONSENT SOLICITATION FOR THEIR 8.875% SENIOR SECURED NOTES DUE 2017

Williamsville, NY, June 8, 2015 — Tops Holding LLC (the “Company”), Tops Markets, LLC and Tops Markets II Corporation (together with the Company, the “Issuers”), today announced that pursuant to their previously announced cash tender offer (the “Offer”) to purchase any and all of the outstanding 8.875% senior secured notes due 2017 (CUSIP No. 89078WAD1) of the Issuers (the “Notes”), and related consent solicitations to effect the collateral release and certain proposed amendments (the “Indenture Amendments and Release”) to the indenture governing the Notes (the “Indenture”), they received tenders and consents from holders of $351,911,000, or approximately 76.50%, of the aggregate principal amount of the Notes outstanding, by 5:00 p.m., New York City time, on June 8, 2015 (the “Consent Expiration”).

The Issuers’ obligation to accept for purchase, and to pay for, any Notes pursuant to the Offer is subject to a number of conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement dated May 26, 2015 (the “Offer to Purchase”), including consummation of a capital markets debt financing raising proceeds in an amount sufficient to fund a portion of the Offer and related payments. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered (and did not subsequently validly withdraw) their Notes at or prior to the Consent Expiration will receive total consideration equal to $1,049.38 per $1,000 principal amount of the Notes, plus accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the initial settlement date for the Offer, which is currently expected to be on or about June 10, 2015.

The Withdrawal Deadline has passed. Accordingly, any validly tendered Notes may no longer be withdrawn or revoked. The Offer will expire at 11:59 p.m., New York City time, on June 22, 2015, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). Holders tendering after the Consent Expiration and at or prior to the Expiration Time will be eligible to receive $1,019.38 for each $1,000 principal amount of Notes. Such holders will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the final payment date, which will occur promptly after the Expiration Time.

Any Notes not tendered and purchased pursuant to the Offer will be redeemed by the Issuers pursuant to the terms of the Indenture and the Indenture will be satisfied and discharged.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (866) 864-7964 (U.S. toll free) or, for banks and brokers, at (212) 269-5550. Questions regarding the terms of the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager and solicitation agent for the Offer, at (888) 292-0070 (U.S. toll free) and (980) 387-2113 (collect).

None of the Issuers, the dealer manager and solicitation agent or the tender and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding LLC

Tops is a leading supermarket retailer in the upstate New York, Pennsylvania and Vermont, with 159 full-service supermarkets operated under the Tops banner and one under the Orchard Fresh banner, with an additional five franchise supermarkets. Supported by strong customer loyalty and attractive supermarket locations, Tops brand is widely recognized as a strong retail supermarket brand name in their market area. Tops is headquartered in Williamsville, New York and has over 15,000 associates.

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